Exhibit (j)(1)
CUSTODIAN SERVICES AGREEMENT
     THIS AGREEMENT is made as of                     , 2006 by and between PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware (“PFPC Trust”), and HIGHLAND DISTRESSED OPPORTUNITIES FUND, INC., a Delaware corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, the Company is a closed-end company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Company wishes to retain PFPC Trust to provide custodian services, and PFPC Trust wishes to furnish custodian services.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.	Definitions. As used in this Agreement:
(a)	“1933 Act” means the Securities Act of 133, as amended, and the rules and regulations of the SEC promulgated thereunder.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(c)	“1940 Act” has the meaning set forth in the recitals hereof and includes the rules and regulations of the SEC promulgated thereunder.

(d)	“Account” means the account which the Custodian shall establish for holding or maintaining assets of the Company as described in Section 13 of this Agreement.

(e)	“Authorized Person” means any Executive Officer of the Company and any other person duly authorized by the Company’s Board of Directors to give Oral Instructions or Written Instructions on behalf of the Company. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written documents signed by both parties hereto.

(f)	“Board of Directors” shall have the same meanings as used in the Company’s Agreement and Declaration of Trust.

(g)	“Executive Officer” shall mean each of the President (principal executive officer), Executive Vice President, Senior Vice President, Treasurer (chief financial officer and principal financial officer), Secretary and Chief Compliance Officer of the Company.

(h)	“Organizational Documents” means the certificate of incorporation and the bylaws of the Company.

(i)	“Book-Entry System” means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system maintained by an exchange registered with the SEC under the 1934 Act.

(j)	“Oral Instructions” mean oral instructions received by PFPC Trust from an Authorized Person or from a person reasonably believed by PFPC Trust to be an Authorized Person.

(k)	“PFPC Trust” means PFPC Trust Company, or a subsidiary or affiliate of PFPC Trust Company.

(l)	“Property” means:

(i)	any and all Securities and other investment items which the Company may from time to time deposit, or cause to be deposited, with PFPC Trust or which PFPC Trust may from time to time hold for the Company;

(ii)	all income in respect of any of such Securities or other investment items;

(iii)	all proceeds of the sale of any of such Securities or investment items; and

(iv)	all proceeds of the sale of securities issued by the Company, which are received by PFPC Trust from time to time, from or on behalf of the Company.
(m)	“SEC” means the Securities and Exchange Commission.

(n)	“Securities” means securities (including without limitation equities, debt obligations, options, and other “securities” as that term is defined in Section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation or currency or commodity, all manner of derivative instruments and any contracts based on any index or group of securities or debt obligations or currencies or commodities, and any options thereon, as well as investments in registered investment companies and private investment funds.

(o)	“Securities Laws” mean the 1933 Act, the 1934 Act and the 1940 Act.

(p)	“Shares” means the Company’s shares of common stock.

(q)	“Written Instructions” means (i) written instructions signed by two Authorized Persons, unless specified otherwise herein, and received by PFPC Trust or (ii) trade instructions transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access. The instructions may be delivered electronically or by hand, mail, tested telegram, cable, telex or facsimile sending device.
2.	Appointment. The Company hereby appoints PFPC Trust to provide custodian services to the Company in accordance with the terms set forth in this Agreement and PFPC Trust accepts such appointment and agrees to furnish such services.

3.	Compliance with Laws. PFPC Trust agrees to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC Trust hereunder. Except as specifically set forth herein, PFPC Trust assumes no responsibility for such compliance by the Company.

4.	Instructions.
(a)	Unless otherwise provided in this Agreement, PFPC Trust shall act only upon Oral Instructions or Written Instructions, including standing Written Instructions related to ongoing instructions received electronically.

(b)	PFPC Trust shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC Trust to be an Authorized Person) pursuant to this Agreement. PFPC Trust may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Organizational Documents of the Company or of any vote, resolution or proceeding of the Board of Directors or the Company’s stockholders, unless and until PFPC Trust receives Written Instructions to the contrary.

(c)	The Company agrees to forward to PFPC Trust Written Instructions confirming Oral Instructions given on behalf of the Company (except where such Oral

Instructions are given by PFPC Trust or its affiliates) and shall endeavor to ensure that PFPC Trust receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC Trust shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC Trust shall incur no liability to the Company in acting upon such Oral Instructions or Written Instructions provided that PFPC Trust’s actions comply with the other provisions of this Agreement.
5.	Right to Receive Advice.
(a)	Advice of the Company. If PFPC Trust is in doubt as to any action it should or should not take, PFPC Trust may request directions or advice, including Oral Instructions or Written Instructions, from the Company.

(b)	Advice of Counsel. If PFPC Trust shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC Trust may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Company, the Company’s investment adviser or PFPC Trust, at the option of PFPC Trust).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC Trust receives from the Company, and the advice it receives from counsel, PFPC Trust shall be entitled to rely upon and follow the advice of counsel, provided that such counsel is selected with reasonable care. PFPC Trust shall promptly inform the Company of such conflict and PFPC Trust shall refrain from acting in the event of a conflict unless counsel advises PFPC Trust that a failure to take action is likely to result in additional loss, liability or expense. In the event PFPC Trust relies on the advice of counsel, PFPC Trust remains liable for any action or omission on the part of PFPC Trust which constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC Trust of any duties, obligations or responsibilities set forth in this Agreement.

(d)	Protection of PFPC Trust. PFPC Trust shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Company or (to the extent permitted under clause (c) above) from counsel and which PFPC Trust believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as`to impose an obligation upon PFPC Trust (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC Trust’s properly taking or not taking such action. Nothing in this subsection shall excuse PFPC Trust when an action or omission on the part of PFPC Trust constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC Trust of any duties, obligations or responsibilities set forth in this Agreement.
6.	Records; Visits. The books and records pertaining to the Company, which are in the possession or under the control of PFPC Trust shall be the property of the Company. Such books and records shall be prepared, preserved and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Company and its duly authorized officers, employees and agents and the staff of the SEC shall have access to such books and records at all times during PFPC Trust’s normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided by PFPC Trust to the Company or to an Authorized Person, at the Company’s expense.
7.	Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or PFPC Trust, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company or PFPC Trust a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential.

Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Company information provided by PFPC in connection with an independent third party compliance or other review; (h) is necessary for PFPC to release such information in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party.
8.	Cooperation with Accountants. PFPC Trust shall cooperate with the Company’s independent registered public accounting firm and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such independent registered public accounting firm, as reasonably requested by the Company.
9.	Disaster Recovery. PFPC Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. In the event of equipment failures, PFPC Trust shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions. PFPC Trust shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC Trust’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

10.	Compensation.
(a)	As compensation for custody services rendered by PFPC Trust during the term of this Agreement, the Company will pay to PFPC Trust a fee or fees as may be agreed to in writing from time to time by the Company and PFPC Trust. The Company acknowledges that PFPC Trust may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.

(b)	The undersigned hereby represents and warrants to PFPC Trust that (i) the terms of this Agreement, and (ii) the fees and expenses associated with this Agreement have been approved by the Board of Directors of the Company to the extent required by applicable law.
11.	Indemnification.
(a)	The Company agrees to indemnify and hold harmless PFPC Trust and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including without limitation reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (collectively, “Losses”) arising directly or indirectly from any action or omission to act which PFPC Trust takes (i) at the request or on the direction of or in reliance on the advice of the Company or (ii) upon Oral

Instructions or Written Instructions; provided, however, neither PFPC Trust, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC Trust’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

(b)	Notwithstanding anything in this Agreement to the contrary, the Company shall not be liable to PFPC Trust or its affiliates for any consequential, special or indirect losses or damages which PFPC Trust or its affiliates may incur or suffer as a consequence of this Agreement, whether or not the likelihood of such damages or losses was known by the Company and (ii) PFPC Trust’s cumulative liability to the Company for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of $100,000 or the fees received by PFPC Trust for services provided hereunder during the twelve (12) months immediately prior to the date of such loss or damage.
12.	Responsibility of PFPC Trust.
(a)	PFPC Trust shall be under no duty to take any action on behalf of the Company except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by PFPC Trust in writing. PFPC Trust shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. PFPC Trust agrees to indemnify and hold harmless the Company from Losses arising out of PFPC Trust’s failure to perform its duties under this Agreement to the extent such damages arise out of PFPC Trust’s willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement.

(b)	Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC Trust shall not be liable for losses beyond its control, provided, that PFPC Trust has acted in accordance with the standard of care set forth above; and (ii) PFPC Trust shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC Trust reasonably believes to be genuine; or (B) subject to Section 9, delays or errors or loss of data occurring by reason of circumstances beyond PFPC Trust’s control, including acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(c)	Notwithstanding anything in this Agreement to the contrary, neither PFPC Trust nor its affiliates shall be liable to the Company for any consequential, special or indirect losses or damages which the Company may incur or suffer by or as a consequence of PFPC Trust’s or its affiliates’ performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by PFPC Trust or its affiliates.

(d)	Notwithstanding anything in this Agreement to the contrary (other than as specifically provided in Section 13(h)(ii)(B)(4) and Section 13(h)(iii)(A) of this Agreement), the Company shall be responsible for all filings, tax returns and reports on any transactions undertaken pursuant to this Agreement, or in respect of the Property or any collections undertaken pursuant to this Agreement, which may be requested by any relevant authority. In addition, the Company shall be responsible for the payment of all taxes and similar items (including without limitation penalties and interest related thereto).
13.	Description of Services.
(a)	Delivery of the Property. The Company will deliver or arrange for delivery to PFPC Trust, all the Property owned by the Company, including cash received as a result of the distribution of Shares during the term of this Agreement. PFPC Trust will not be responsible for such Property until actual receipt.

(b)	Receipt and Disbursement of Money. PFPC Trust, acting upon Written Instructions, shall open and maintain separate Accounts in the Company’s name using all cash received from or for the account of the Company, subject to the terms of this Agreement.

PFPC Trust shall make cash payments from or for the Accounts only for:
(i)	purchases of Securities in the name of the Company, PFPC Trust or PFPC Trust’s nominee or a sub-custodian or nominee thereof as provided in sub-section (j) and for which PFPC Trust has received a copy of the broker’s or dealer’s confirmation or payee’s invoice, as appropriate;

(ii)	the repurchase of Shares of the Company delivered to PFPC Trust;

(iii)	payment of, subject to Written Instructions, interest, taxes (provided that tax which PFPC Trust considers is required to be deducted or withheld “at source” will be governed by Section 13(h)(iii)(B) of this Agreement), administration, accounting, distribution, advisory, management fees or similar expenses which are to be borne by the Company;

(iv)	payment to, subject to receipt of Written Instructions, the Company’s transfer agent and dividend disbursing agent (the “Dividend Disbursing Agent”), as agent for the stockholders, of an amount equal to the amount of dividends and distributions stated in the Written Instructions to be distributed in cash by the Dividend Disbursing Agent to stockholders, or, in lieu of paying the Company’s Dividend Disbursing Agent, PFPC Trust may arrange for the direct payment of cash dividends and distributions to stockholders in accordance with procedures mutually agreed upon from time to time by and among the Company, PFPC Trust and the Company’s Dividend Disbursing Agent.

(v)	payments, upon receipt of Written Instructions signed by one Authorized Person, in connection with the conversion, exchange or surrender of Securities owned or subscribed to by the Company and held pursuant to this Agreement or delivered to PFPC Trust;

(vi)	payments of, subject to receipt of Written Instructions signed by one Authorized Person, the amounts of dividends received with respect to Securities sold short;

(vii)	payments to PFPC Trust for its services hereunder;

(viii)	payments made to a sub-custodian pursuant to provisions in sub-section (c) of this Section; and

(ix)	other payments, upon Written Instructions.
PFPC Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Company.

(c)	Receipt of Securities; Subcustodians.
(i)	PFPC Trust shall hold all Securities received by it with respect to a particular Account in a separate account that physically segregates such Securities from those relating to any other Account or any other persons, firms or corporations, except for Securities held in a Book-Entry System or through a sub-custodian. All such Securities shall be held or disposed of only upon Written Instructions of the Company pursuant to the terms of this Agreement. PFPC Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such Securities or investment, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may any member of the Company’s Board of Directors, or any officer, employee or agent of the Company withdraw any Securities.

At PFPC Trust’s own expense and for its own convenience, PFPC Trust may enter into sub-custodian agreements with other United States banks or trust companies, which are banks as defined by the 1940 Act, to perform duties described in this sub-section (c) with respect to domestic assets. Such bank or trust company shall have an aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of PFPC Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PFPC Trust. In addition, such bank or trust company must be qualified to act as custodian and agree to comply with the relevant provisions of the 1940 Act and other applicable rules and regulations. Any such arrangement will not be entered into without prior written notice to the Company (or as otherwise provided in the 1940 Act).

In addition, PFPC Trust may enter into arrangements with sub-custodians with respect to services regarding foreign assets. Any such arrangement will be entered into as agreed in writing with the Company and in accordance with the 1940 Act.

PFPC Trust shall remain responsible for the performance of all of its duties as described in this Agreement and shall hold the Company harmless from its own acts or omissions, under the standards of care provided for herein and from the acts and omissions of any sub-custodian chosen by PFPC Trust under the terms of this sub-section (c) to the same extent that PFPC Trust is responsible for its own acts and omissions under this Agreement.
(d)	Transactions Requiring Instructions. Upon receipt of Oral Instructions or Written Instructions and not otherwise, PFPC Trust, directly or through the use of a Book-Entry System, shall:
(i)	deliver any Securities held for the Company against the receipt of payment for the sale of such Securities or otherwise in accordance with standard market practice;

(ii)	execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments received by PFPC Trust as custodian whereby the authority of the Company as owner of any Securities may be exercised;

(iii)	deliver any Securities to the issuer thereof, or its agent, when such Securities are called, redeemed, retired or otherwise become payable (on a voluntary basis); provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust;

(iv)	deliver any Securities held for the Company against receipt of other Securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

(v)	deliver any Securities held for the Company to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

(vi)	make such transfer or exchanges of the assets of the Company and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Company;

(vii)	release Securities belonging to the Company to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the Company; provided, however, that Securities shall be released only upon payment to PFPC Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further Securities may be released for that purpose; and repay such loan upon redelivery to it of the Securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

(viii)	release and deliver Securities owned by the Company in connection with any repurchase agreement entered into on behalf of the Company, but only on receipt of payment therefor; and pay out moneys of the Company in connection with such repurchase agreements, but only upon the delivery of the Securities;

(ix)	release and deliver or exchange Securities owned by the Company in connection with any conversion of such Securities, pursuant to their terms, into other Securities;

(x)	release and deliver Securities to a broker in connection with the broker’s custody of margin collateral relating to futures and options transactions;

(xi)	release and deliver Securities owned by the Company for the purpose of redeeming in kind Shares of the Company upon delivery thereof to PFPC Trust; and

(xii)	release and deliver or exchange Securities owned by the Company for other purposes.

PFPC Trust must also receive a certified resolution describing the nature of the corporate purpose and the name and address of the person(s) to whom delivery shall be made when such action is pursuant to sub-paragraph (d)(xii).
(e)	Use of Book-Entry System or Other Depository. PFPC Trust is authorized and instructed on a continuous basis, to deposit in Book-Entry Systems and other depositories all Securities belonging to the Company eligible for deposit therein and to utilize Book-Entry Systems and other depositories to the extent possible in connection with settlements of purchases and sales of Securities by the Company, and deliveries and returns of Securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions. Notwithstanding anything in this Agreement to the contrary, PFPC Trust’s use of a Book-Entry System shall comply with the requirements of Rule 17f-4 under the 1940 Act.
     PFPC Trust shall administer the Book-Entry System or other depository as follows:
(i)	With respect to Securities of the Company which are maintained in the Book-Entry System or another depository, the records of PFPC Trust shall identify by book-entry or otherwise those Securities belonging to the Company.

(ii)	Assets of the Company deposited in a Book-Entry System or another depository will (to the extent consistent with applicable law and standard practice) at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities. PFPC Trust and its sub-custodian, if any, will pay money only upon receipt of Securities and will deliver Securities only upon the receipt of money.
     PFPC Trust will provide the Company with such reports on its own system of internal control as the Company may reasonably request from time to time.
(f)	Registration of Securities. All Securities held for the Company which are issued or issuable only in bearer form, except such Securities maintained in the Book-Entry System or another depository, shall be held by PFPC Trust in bearer form; all other Securities maintained for the Company may be registered in the name of the Company, PFPC Trust, a Book-Entry System, another depository, a sub-custodian, or any duly appointed nominees of the Company, PFPC Trust, Book-Entry System, depository or sub-custodian. The Company reserves the right to instruct PFPC Trust as to the method of registration and safekeeping of the Securities of the Company.

The Company agrees to furnish to PFPC Trust appropriate instruments to enable PFPC Trust to maintain or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book-Entry System or in the name of another appropriate entity, any Securities which it may maintain for the Company and which may from time to time be registered in the name of the Company. With respect to uncertificated securities which are registered in the name of the Company (or a nominee thereof), PFPC Trust will reflect such Securities on its records based upon the holdings information provided to it by the issuer of such Securities, but notwithstanding anything in this Agreement to the contrary PFPC Trust shall not be obligated to safekeep such Securities or to perform other duties with respect to such Securities other than to make payment for the purchase of such Securities upon receipt of Oral or Written Instructions, accept in sale proceeds received by PFPC Trust upon the sale of such Securities of which PFPC Trust is informed pursuant to Oral or Written Instructions, and accept in other distributions received by PFPC Trust with respect to such Securities or reflect on its records any reinvested distributions with respect to such Securities of which it is informed by the issuer of the Securities.

(g)	Voting and Other Action. Neither PFPC Trust nor its nominee shall vote any of the Securities held pursuant to this Agreement by or for the account of the Company, except in accordance with Written Instructions. PFPC Trust, directly or through the use of another entity, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials received by PFPC Trust as custodian to the registered holder of such Securities. If the registered holder is not the Company, then Written Instructions or Oral Instructions must designate the person who owns such Securities.

(h)	Transactions Not Requiring Instructions. In the absence of contrary Written Instructions, PFPC Trust is authorized to take the following actions:
(i)	Collection of Income and Other Payments.
(A)	collect and receive for the account of the Company, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise the Company of such receipt and credit such income, as collected, to the applicable Account;

(B)	endorse and deposit for collection, in the name of the Company, checks, drafts, or other orders for the payment of money;

(C)	receive and hold for the account of the Company all Securities received as a distribution on the Company’s Securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar Securities issued with respect to any Securities belonging to the Company and held by PFPC Trust hereunder;

(D)	present for payment and collect the amount payable upon all Securities which may mature or be called, redeemed, or retired or otherwise become payable (on a mandatory basis) on the date such Securities become payable; and

(E)	take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.
(ii)	Miscellaneous Transactions.
(A)	PFPC Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:
(1)	for examination by a broker or dealer selling for the account of the Company in accordance with street delivery custom;

(2)	for the exchange of interim receipts or temporary Securities for definitive Securities; and

(3)	for transfer of Securities into the name of the Company or PFPC Trust or a sub-custodian or a nominee of one of the foregoing, or for exchange of Securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new Securities are to be delivered to PFPC Trust.
(B)	unless and until PFPC Trust receives Oral Instructions or Written Instructions to the contrary, PFPC Trust shall:
(1)	pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Company;

(2)	collect interest and cash dividends received, with notice to the Company, for the account of the Company;

(3)	hold for the account of the Company all stock dividends, rights and similar Securities issued with respect to any Securities held by PFPC Trust; and

(4)	execute as agent on behalf of the Company all necessary ownership certificates required by the Internal Revenue Code or the Income Tax Regulations of the United States Treasury Department or under the laws of any state now or hereafter in effect, inserting the Company’s name, on such certificate as the owner of the Securities covered thereby, to the extent it may lawfully do so.
(iii)	Other Matters.
(A)	subject to receipt of such documentation and information as PFPC Trust may request, PFPC Trust will, in such jurisdictions as PFPC Trust may agree from time to time, seek to reclaim or obtain a reduction with respect to any withholdings or other taxes relating to assets maintained hereunder (provided that PFPC Trust will not be liable for failure to obtain any particular relief in a particular jurisdiction); and

(B)	PFPC Trust is authorized to deduct or withhold any sum in respect of tax which PFPC Trust considers is required to be deducted or withheld “at source” by any relevant law or practice.
(i)	Segregated Accounts.

PFPC Trust shall upon receipt of Written Instructions or Oral Instructions establish and maintain segregated accounts on its records for and on behalf of the Company. Such accounts may be used to transfer cash and Securities, including Securities in a Book-Entry System or other depository:
(i)	for the purposes of compliance by the Company with the procedures required by a securities, futures or option exchange, providing such procedures comply with the 1940 Act and any releases of the SEC relating to the maintenance of segregated accounts by registered investment companies; and

(ii)	upon receipt of Written Instructions, for other purposes.
(j)	Purchases of Securities. PFPC Trust shall settle purchased Securities upon receipt of Oral Instructions or Written Instructions that specify:
(i)	the name of the issuer and the title of the Securities, including CUSIP number if applicable;

(ii)	the number of units or the principal amount purchased and accrued interest, if any;

(iii)	the date of purchase and settlement;

(iv)	the purchase price per unit;

(v)	the total amount payable upon such purchase; and

(vi)	the name of the person from whom or the broker through whom the purchase was made.
PFPC Trust shall upon receipt of Securities purchased with respect to an Account (or otherwise in accordance with standard market practice and as is consistent with the 1940 Act) pay out of the moneys held with respect to that Account the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.

(k)	Sales of Securities. PFPC Trust shall settle sold Securities upon receipt of Oral Instructions or Written Instructions that specify:
(i)	the name of the issuer and the title of the security, including CUSIP number if applicable;

(ii)	the number of units or principal amount sold, and accrued interest, if any;

(iii)	the date of trade and settlement;

(iv)	the sale price per unit;

(v)	the total amount payable to the Company upon such sale;

(vi)	the name of the broker through whom or the person to whom the sale was made; and

(vii)	the location to which the security must be delivered and delivery deadline, if any.

PFPC Trust shall deliver the Securities upon receipt of the total amount payable to the Company upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Notwithstanding the other provisions hereof, PFPC Trust may accept payment in such form which is consistent with industry practice and may deliver Securities and arrange for payment in accordance with the customs prevailing among dealers in Securities, in each case as is consistent with the 1940 Act.

(1)	Reports; Proxy Materials.
(i)	PFPC Trust shall furnish to the Company the following reports:
(A)	such periodic and special reports as the Company may reasonably request;

(B)	a monthly statement summarizing all transactions and entries for the Accounts, listing each portfolio security with the adjusted average cost of each issue and the market value and the cash balance belonging to the Company at the end of such month;

(C)	the reports required to be furnished to the Company pursuant to Rule 17f-4 of the 1940 Act; and

(D)	such other information as may be agreed upon from time to time between the Company and PFPC Trust.
(ii)	PFPC Trust shall transmit promptly to the Company any proxy statement, proxy material, notice of a call or conversion, other corporate action or similar communication received by it as custodian of the Property. PFPC Trust shall be under no other obligation to inform the Company as to such actions or events. For clarification, upon termination of this Agreement PFPC Trust shall have no responsibility to transmit such material or to inform the Company or any other person of such actions or events.

(m)	Crediting of Accounts. PFPC Trust may in its sole discretion credit an Account with respect to income, dividends, distributions, coupons, option premiums, other payments or similar items prior to PFPC Trust’s actual receipt thereof, and in addition PFPC Trust may in its sole discretion credit or debit the assets in an Account on a contractual settlement date with respect to any sale, exchange or purchase applicable to the Account; provided that nothing herein or otherwise shall require PFPC Trust to make any advances or credit any amounts until PFPC Trust’s actual receipt thereof. If PFPC Trust credits any Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust’s actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust’s actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the applicable Account, and to otherwise pursue recovery of any such amounts so credited from the Company. The Company hereby grants to PFPC Trust and to each sub-custodian utilized by PFPC Trust in connection with providing services to the Company a first priority contractual possessory security interest in and a right of setoff against the assets maintained under this Agreement in the amount necessary to secure the return and payment to PFPC Trust and each such sub-custodian of any advance or credit made by PFPC Trust and/or by such sub-custodian (including reasonable charges related thereto) to such Account. Notwithstanding anything in this Agreement to the contrary, PFPC Trust shall be entitled to assign any rights it has under this sub-section (m) to any sub-custodian utilized by PFPC Trust in connection with providing services to the Company which sub-custodian makes any credits or advances with respect to the Company.

(n)	Collections. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Company. If payment is not received by PFPC Trust within a reasonable time after proper demands have been made, PFPC Trust shall notify the Company in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Company. PFPC Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. PFPC Trust shall also notify the Company as soon as reasonably practicable whenever income due on Securities is not collected in due course and shall provide the Company with periodic status reports of such income collected after a reasonable time.

(o)	Excess Cash Sweep. PFPC Trust will, consistent with applicable law, sweep any net excess cash balances daily into an investment vehicle or other instrument designated in writing by the Company, so long as the investment vehicle or instrument is acceptable to PFPC Trust, subject to a fee, paid to PFPC Trust for such service, to be agreed between the parties. Such investment vehicle or instrument may be offered by an affiliate of PFPC Trust or by a PFPC Trust client and PFPC Trust may receive compensation therefrom.

(p)	PFPC Trust and/or sub-custodians may enter into or arrange foreign exchange transactions (at such rates as they may consider appropriate) in order to facilitate transactions under this Agreement, and such entities and/or their affiliates may receive compensation in connection with such foreign exchange transactions.
14.	Duration and Termination. This Agreement shall continue until terminated by either party upon sixty (60) days’ prior written notice to the other party by certified mail with confirmed receipt. In the event this Agreement is terminated (pending appointment of a successor to PFPC Trust or vote of the stockholders of the Company to dissolve or to function without a custodian of its cash, Securities or other property), PFPC Trust shall not deliver cash, Securities or other property of the Company to the Company. It may deliver them to a bank or trust company of PFPC Trust’s choice, having an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than two hundred million dollars ($200,000,000) and which is qualified to act as a custodian to the Company under the 1940 Act, as a custodian for the Company to be held under terms similar to those of this Agreement.
15.	Notices. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to PFPC Trust at 8800 Tinicum Boulevard, 4th Floor,

Philadelphia, Pennsylvania 19153, Attention: Sam Sparhawk; (b) if to the Company, at 13455 Noel Road, Suite 800, Dallas, Texas 75240, Attention: Secretary or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.
16.	Amendments. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.
17.	Delegation; Assignment. This Agreement and the rights and duties of the parties herein may not be assigned or delegated by any party without the written consent of each party, except that PFPC Trust may assign or delegate its duties to any majority-owned direct or indirect subsidiary of PFPC Trust or of The PNC Financial Services Group, Inc. upon thirty (30) days prior written notice to the Company.
18.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
20.	Miscellaneous.
(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

(b)	Non-Solicitation. During the term of this Agreement and for one year thereafter, the Company shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC Trust’s employees, and the Company shall cause the Company’s sponsor and the Company’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC Trust’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC Trust employee by the Company, the Company’s sponsor or an affiliate of the Company if the PFPC Trust employee was identified by such entity solely as a result of the PFPC Trust employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)	Governing Law. PFPC Trust is qualified to act as a custodian to the Company under the 1940 Act. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(e)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(f)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(h)	The Company will provide such information and documentation as PFPC Trust may reasonably request in connection with services provided by PFPC Trust to the Company.

(i)	To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC Trust’s affiliates are financial institutions, and PFPC Trust may, as a matter of policy, request (or may have already requested) the Company’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC Trust may also ask (and may have already asked) for additional identifying information, and PFPC Trust may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC TRUST COMPANY

By:

Title:

HIGHLAND DISTRESSED OPPORTUNITIES FUND, INC.

By:

Title: